As filed with the Securities and Exchange Commission on December 19, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CSX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	62-1051971 (I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida (Address of Principal Executive Offices)	32202 (Zip Code)

CSX Executives’ Deferred Compensation Plan
(Full Title of the Plan)

Ellen M. Fitzsimmons, Esq.
Executive Vice President – Law and Public Affairs,
General Counsel and Corporate Secretary
CSX Corporation
500 Water Street, 15th Floor
Jacksonville, Florida 32202
(Name and Address of Agent for Service)

904-359-3200
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Richard D. Truesdell, Jr., Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(212) 450-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$10,000,000	100%	$10,000,000(2)	$1,162.00

(1)
The Deferred Compensation Obligations include general unsecured obligations of CSX Corporation to pay up to $10,000,000 of deferred compensation from time to time in the future in accordance with the terms of the CSX Executives’ Deferred Compensation Plan (the “Plan”).

(2)
Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by CSX Corporation (“CSX”) to register $10,000,000 in deferred compensation obligations, which consist of general unsecured obligations of CSX to pay deferred compensation from time to time in the future in accordance with the terms of the CSX Executives’ Deferred Compensation Plan (the “Plan”).

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to participants in the Plan as required by Rule 428(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2013;

b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2014, June 27, 2014 and September 26, 2014;

c)	The Registrant’s Current Reports on Form 8-K filed on January 15, 2014, April 15, 2014, May 8, 2014; May 16, 2014; July 15, 2014; July 21, 2014; October 14, 2014 and October 31, 2014;

d)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934  since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10−K referred to in clause (a) above; and

e)	The description of the Registrant’s common stock contained in CSX's Registration Statement on Form 8-B (File No. 1-8022) filed on September 25, 1980 under Section 12 of the Exchange Act.

In addition, all documents subsequently filed by the Registrant and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

This Registration Statement covers the deferred compensation obligations to be offered to eligible employees of CSX and affiliated companies. The following is a general summary of the Plan as it relates to the deferred compensation obligations. The deferred compensation obligations consist of general unsecured obligations of CSX to:

A.	pay deferred cash compensation from time to time in the future in accordance with the terms of the Plan from the general assets of CSX; and

B.
deliver from time to time in the future shares of common stock of CSX issuable to eligible employees of CSX and affiliated companies pursuant to equity compensation awards, granted under the 2010 CSX Stock and  Incentive Award Plan or another of CSX’s stock incentive plans, the delivery of which shares of common stock has been deferred at the election of the eligible employee pursuant to the terms of the Plan and which shares of common stock are and shall be registered pursuant to separate Forms S-8 registration statements.

The amount of compensation deferred by each member (“Member”) in the Plan is determined in accordance with the Plan based upon elections by each Member. Obligations in an amount equal to each Member’s deferral account under the Plan (consisting of deferred salary and bonus amounts and common stock of CSX issuable pursuant to equity compensation awards granted under the 2010 CSX Stock and Incentive Award Plan or another of CSX’s stock incentive plans) will be payable in accordance with the Member’s deferral election and the terms of the Plan in a lump-sum distribution or in installments. Hardship distributions are also permitted. CSX may also make contributions to a Member’s account in accordance with the Plan.

To the extent the administrator of the Plan has designated more than one investment fund for cash deferrals under the Plan, Members may choose their investment fund. The investment funds may be changed or others added as determined by the Plan administrator. However, any compensation payable in common stock of CSX, relating to an equity compensation grant under the 2010 CSX Stock and Incentive Award Plan or another of CSX’s stock incentive plans, deferred under the Plan will be credited to the Member’s stock account. Amounts held in the stock account will be paid to the Members in the form of whole shares of common stock of CSX. Fractional shares of common stock of CSX will be payable in cash.  Amounts deferred under the Plan that do not represent deferred compensation payable in common stock of CSX are payable in cash.

The Board of Directors of CSX (“Board”) or the Compensation Committee of the Board (“Committee”) may alter, amend, suspend or terminate the Plan at any time. No such action may result in a reduction of benefits accrued through the date of such action. The right of any Member to receive future cash payments or delivery of shares of common stock of CSX under the provisions of the Plan shall be a contractual obligation of CSX, but shall be subject to the claims of the creditors of CSX in the event of insolvency of CSX and its affiliated companies.

The summary and description above does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the Plan, a copy of which is filed as Exhibit 4.1 to this Registration Statement.

Item 5.  Interests of Named Experts and Counsel

Ellen M. Fitzsimmons, Executive Vice President-Law and Public Affairs, General Counsel and Corporate Secretary, whose legal opinion with respect to the deferred compensation obligations registered hereunder is filed as Exhibit 5 herewith, is an employee of CSX and participates in the Plan.

Item 6.  Indemnification of Directors and Officers.

Article 10 of the Virginia Stock Corporation Act (“VSCA”) allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director or officer of such corporation or, while a director or officer, is or was serving at such corporation’s request as a director, officer, manager, partner, trustee, employee or agent of another entity, if such person acted in good faith and believed his or her conduct to be in the best interests of such corporation. Indemnification is also authorized with respect to a criminal proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. The VSCA requires indemnification when a director entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation.  Article 10 of the VSCA also provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation) if authorized by its articles of incorporation or a shareholder-adopted bylaw, except an indemnity against willful misconduct or a knowing violation of the criminal law. Article 9 of the VSCA authorizes the elimination of liability of, and provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

CSX’s Amended and Restated Articles of Incorporation provide for mandatory indemnification of any director or officer of CSX who is, was or is threatened to be made a party to any proceeding (including any proceeding by or on behalf of CSX) by reason of the fact that he or she is or was a director or officer of CSX or was serving any other legal entity at the request of CSX against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of the criminal law.

CSX’s Amended and Restated Articles of Incorporation also provide that in every instance permitted under the VSCA in effect from time to time, the liability of a director or officer of CSX to CSX or CSX’s shareholders arising out of a single transaction, occurrence or course of conduct will be limited to one dollar.

CSX maintains a standard policy of officers’ and directors’ liability insurance.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9.  Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on December 19, 2014.

CSX CORPORATION

Date:	December 19, 2014	By:	/s/ Ellen M. Fitzsimmons
Name: Ellen M. Fitzsimmons
Title: Executive Vice President – Law and Public Affairs, General Counsel and Corporate Secretary

The Registrant.              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 19, 2014.

Signature	Title	Date

*	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)
Michael J. Ward

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Fredrik J. Eliasson

*	Vice President and Controller (Principal Accounting Officer)
Carolyn T. Sizemore

*	Director
Donna M. Alvarado

*	Director
John B. Breaux

*	Director
Pamela L. Carter

*	Director
Steven T. Halverson

*	Director
Edward J. Kelly, III

*	Director
Gilbert H. Lamphere

*	Director
John D. McPherson

*	Director
Timothy T. O’Toole

*	Director
David M. Ratcliffe

*	Director
Donald J. Shepard

*	Director
J. Steven Whisler

*By:	/s/ Ellen M. Fitzsimmons
Ellen M. Fitzsimmons
Attorney-in-fact

INDEX TO EXHIBITS

4.1	CSX Executives’ Deferred Compensation Plan (as amended) (including the First, Second and Third Amendments) (filed herewith)
4.2	Amended and Restated Articles of Incorporation of the Registrant (filed herewith)
4.3
Bylaws of the Registrant, amended effective as of July 10, 2013 (incorporated herein by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the Commission on July 11, 2013)

5	Opinion and Consent of Ellen M. Fitzsimmons, Executive Vice President – Law and Public Affairs, General Counsel and Corporate Secretary of CSX (filed herewith)
23.1	Consent of Ellen M. Fitzsimmons, Executive Vice President – Law and Public Affairs, General Counsel and Corporate Secretary of CSX (filed as Exhibit 5 herewith)
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)
24.1	Powers of Attorney (filed herewith)